CERTIFICATE

The undersigned hereby certifies that he is the Principal Executive Officer of BBR ALO Fund, LLC, a Delaware limited liability company (the "Fund"); that the following is a true and correct copy of the resolutions duly adopted by a vote at a meeting of the Board of Directors of the Fund held on March 21, 2024, at which meeting a quorum was at all times present and acting; and that said resolutions, adopted by the Board, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), of the Fund (the "Independent Directors"), are in full force and effect:

RESOLVED, that it is the determination of the Directors at this meeting, including a majority of the Independent Directors, that the insured fidelity bond written by the following entity (or an entity with a commensurate financial rating and reputation) in the following amount:

Name of Fidelity Bond Provider	Amount of Coverage
Chubb Group of Insurance Companies	$1,250,000

insuring the Fund, covering the Fund for larceny and embezzlement by the officers and employees of the Fund in accordance with the requirements of Rule 17g-1 under the 1940 Act is reasonable in form and amount, provided that the terms, conditions and coverage of the new fidelity bond are substantially similar to or better than those of the existing fidelity bond, after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Fund's portfolio and the nature of the business activities of such other parties; and it is further

RESOLVED, that BBR Partners, LLC (the "Adviser") shall pay the premium payable with respect to the fidelity bond; and it is further

RESOLVED, that the Adviser hereby is designated as the party responsible for making all filings with the Securities and Exchange Commission and giving all notices on behalf of the Fund with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that the actions taken by the Adviser in respect of the matters referred to in the preceding resolutions hereby are ratified, adopted and confirmed in all respects.

By:	/s/ Barry M. Klayman
Barry M. Klayman
Principal Executive Officer

Dated:	May 29, 2024